EXHIBIT A

to the

American Funds Portfolio Series

Amended and Restated Investment Advisory and Service Agreement

Fund	Effective Date	Termination Date
American Funds Global Growth Portfolio	5/1/19	4/30/20
American Funds Growth Portfolio	5/1/19	4/30/20
American Funds Growth and Income Portfolio	5/1/19	4/30/20
American Funds Moderate Growth and Income Portfolio	5/1/19	4/30/20
American Funds Conservative Growth and Income Portfolio	5/1/19	4/30/20
American Funds Tax-Aware Conservative Growth and Income Portfolio[1]	5/1/19	4/30/20
American Funds Preservation Portfolio	5/1/19	4/30/20
American Funds Tax-Exempt Preservation Portfolio[1]	5/1/19	4/30/20

1 Fund offers only Class A, C, T, F-1, F-2 and F-3 shares